Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
charlie.christy@citizensbanking.com	kristine.brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP SHAREHOLDERS APPROVE
COMMON STOCK PROPOSAL
FLINT, MICHIGAN, September 22, 2008 — Citizens Republic Bancorp (NASDAQ: CRBC) announced today that its shareholders voted to amend the company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100 million to 150 million shares. Approximately 75.4 million shares, or 79% of the outstanding shares entitled to vote, voted in favor of the proposal. With this approval, all 2,407,644 shares of the company’s Contingent Convertible Perpetual Non-Cumulative Preferred Stock (NYSE: CTZPrB) will automatically convert into approximately 30.1 million common shares at an exchange rate of 12.50 common shares for every preferred share on September 29, 2008.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens Republic serves communities in Michigan, Ohio, Wisconsin and Indiana as Citizens Bank and in Iowa as F&M Bank, with 235 offices and 265 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 43rd largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
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